Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

Index Linked Notes based upon the Russell 3000® Index

Summary of Terms and Conditions

March 24, 2008

Issuer:	Citigroup Funding Inc. (“CFI”).

Rating:	The creditworthiness of CFI is Aa3 / AA- (Moody’s / S&P) based upon a guarantee from its parent company.

Offering:	Index Linked Notes based upon the Russell 3000 Index.

Sole Manager:	Citigroup Global Markets Inc.

Pricing Date:	March 24, 2008.

Issue Date:	March 27, 2008.

Valuation Date:	June 24, 2009.

Maturity Date:	June 29, 2009.

Underlying Index:	The Russell 3000® Index (“RAY” or the “Index”).

Currency:	USD.

Principal:	$35,000,000.00.

Units Issued:	35,000.

Issue Price:	$1,000.00 per unit.

Coupon:	None.

Starting Index Value:	779.24, the closing level of the Underlying Index on the Pricing Date.

Ending Index Value:	The closing level of the Underlying Index on the Valuation Date.

Index Return Percentage:	The Index Return Percentage will be computed as follows:

Ending Index Value – Starting Index Value Starting Index Value

Upside Participation Rate:	300%.

Payment on Maturity Date:	For each $1,000.00 unit:

(A)   If the Ending Index Value is greater than or equal to the Starting Index Value, $1,000.00 plus an amount equal to the product of (i) $1,000.00, (ii) the Index Return Percentage and (iii) the Upside Participation Rate provided that the payment at maturity cannot be greater than $1194.00 (or a maximum return of 19.40%) per each note

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

Citigroup Funding Inc.

Index Linked Notes based upon the Russell 3000® Index

Summary of Terms and Conditions

March 24, 2008

(B) If the Ending Index Value is less than the Starting Index Value by 10% or less, $1,000.00.

(C)   If the Ending Index Value is less than the Starting Index Value by more than 10%, $1,000.00 plus an amount equal to the product of (i) $1,000.00 and (ii) the Index Return Percentage plus 10%. If the Ending Index Value is less than the Buffer Value, the Payment on the Maturity Date will be less than the Issue Price of $1,000.00.

Buffer Value:	701.32, approximately 90% of the Starting Index Level.

Calculation Agent:	Citigroup Global Markets Inc.

Business Days:	New York.

Listing:	None.

Settlement:	DTC / Euroclear / Clearstream.

CUSIP /ISIN:	17313G 878.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

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